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                                                                    Exhibit 99.1

BOLDER TECHNOLOGIES ANNOUNCES RECEIPT OF NASDAQ NOTIFICATION REGARDING POTENTIAL DELISTING AND OTHER RECENT NEWS

         GOLDEN, CO, MARCH 9, 2001 - Bolder Technologies Corporation (Nasdaq:
BOLD) today reported that it received notice from the Nasdaq National Market ("Nasdaq") that it is not in compliance with Nasdaq continued listing standards.

         Among other things, those standards require that Bolder's common stock must trade above $1.00 for at least ten consecutive trading days prior to May 22, 2001. If Bolder's common stock does not trade at this level for the required time period by May 22, 2001, Nasdaq could delist Bolder's common stock as early as the opening of business on May 23, 2001. If Bolder does not satisfy this maintenance requirement before May 22, 2001, it may decide to apply for quotation of its common stock on the Nasdaq Bulletin Board, or any other organized market on which its shares may be eligible for trading, or it may decide to appeal Nasdaq's delisting decision.

         Bolder also announced that both Target and Walmart will discontinue selling the SecureStart(TM) Portable Jump Starter in the Spring of 2001. The Company will continue to distribute product through its other current distribution and retail partners, which include Sears, Pep Boys and many auto and marine distributors in the U.S. and Canada.

         Bolder is continuing to work with its outside advisors to develop strategic alternatives. To date, the company has been unsuccessful in attracting additional financing; its activities are now focused on effecting the sale of the Company to a strategic buyer.

         "We will continue to explore opportunities for raising additional capital while also pursuing other strategic alternatives available, including a potential sale or merger of the Company. However, if additional capital or a sale is not forthcoming, we would have to consider other options including a further reduction or suspension of the Company's operations," said Chairman, President and Chief Executive Officer Roger Warren.

         Bolder also reported that it has suspended payments under its existing loan agreement with Transamerica Business Credit Corporation and that it has received a default notice from Transamerica.

         "As we have discussed previously, we are in discussions with our creditors to extend or restructure our obligations. The cooperation of Bolder's major creditors is necessary if we are to have the time to explore various strategic alternatives. Although nothing is certain at this point, we hope that our ongoing discussions with creditors will


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give the Company and its financial advisors a reasonable opportunity to identify and consider an alternative that provides the most value available to all stakeholders in the Company," said Warren.

         Although Bolder has no definitive plans at this time, if its discussions with creditors such as Transamerica prove unsuccessful or if no suitable strategic alternative can be consummated, it may be forced to explore other options in the foreseeable future, including the possibility of filing for bankruptcy. Moreover, even if Bolder is able to conclude a sale, merger or other strategic alternative, the Company believes that at present it is unlikely that any such transaction would return any value to Bolder's stockholders.

         Bolder Technologies Corporation, headquartered in Golden, Colorado, manufactures and markets advanced, high-power spiral wound rechargeable batteries based on its patented Thin Metal Film ("TMF(R)") technology. The Company is developing and commercializing consumer and OEM battery products with the TMF(R) technology, including the SecureStart(TM) Portable Jump Starter (which the Company began shipping to retailers in September 1999), that use proven lead-acid electrochemistry in a proprietary configuration with a higher power density than any commercially available rechargeable battery. The TMF(R) technology offers numerous advantages over existing batteries for current and future applications, including near-term opportunities in the marine and auto after markets for 12V primary starting batteries. Bolder's website is www.boldertech.com.

         Bolder's TMF(R) technology also has possible future applications in the pending auto industry conversion from 12V to 36V systems, both directly through vendor sales and indirectly through a license agreement with Johnson Controls, Inc. ("JCI").

         This announcement contains forward-looking statements that involve risks and uncertainties, including statements that are preceded by, followed by or include the words "believes," "plans," "intends," "expects," "anticipates," "will," "should" or similar expressions. For such statements, Bolder claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include whether and how Bolder's proposed strategic alliance with GP Batteries is implemented, difficulties in raising additional capital on terms acceptable to the Company, uncertainties regarding Bolder's pursuit of available strategic alternatives, (including uncertainties regarding Bolder's ability to reduce expenses and extend or restructure its obligations to conserve cash while strategic alternatives are being considered) and difficulties in achieving market acceptance for the Company's present and future products, as well as

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those factors set forth in Bolder's registration statement on Form S-3 filed on
August 16, 2000, the Annual Report on Form 10-K for the year ended December 31, 1999 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, each of which has been filed with the SEC. Bolder undertakes no responsibility to publicly update or revise any of the forward-looking statements that may be in this release.